Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” and to the use of our report dated March 10, 2009 (except for the retrospective changes for noncontrolling interests described in Note 2, as to which the date is November 25, 2009, and except for the retrospective changes for Recapitalization disclosed in Notes 1A and 11, as to which the date is February XX, 2010) in the Registration Statement and the related Prospectus of Piedmont Office Realty Trust, Inc. for the registration of shares of its common stock.

The foregoing consent is in the form that will be signed upon the effectiveness of the Recapitalization described in Notes 1A and 11 to the financial statements.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 25, 2009